Exhibit 99.1

N E W S R E L E A S E

Atmel Reports Fourth Quarter and Full Year 2014 Financial Results

SAN JOSE, Calif., Feb. 4, 2015 -- Atmel® Corporation (Nasdaq: ATML), a leader in microcontroller and touch solutions, today announced financial results for its fourth quarter ended December 31, 2014.

	GAAP			Non-GAAP
	Q4 2014	Q3 2014	Q4 2013	Q4 2014	Q3 2014	Q4 2013
Net revenue	$346.0	$374.5	$353.2	$346.0	$374.5	$353.2
Gross margin	40.6%	47.2%	42.7%	49.0%	47.0%	43.7%
Operating margin	(1.6)%	9.0%	8.3%	14.1%	14.7%	12.4%
Net income (loss)	$(6.5)	$17.3	$7.2	$49.2	$49.8	$43.6
Diluted EPS	$(0.02)	$0.04	$0.02	$0.12	$0.12	$0.10

(In millions, except earnings per share data and percentages)

Revenue for the fourth quarter of 2014 was $346.0 million, an 8% decrease compared to $374.5 million for the third quarter of 2014, and 2% lower compared to $353.2 million for the fourth quarter of 2013. For the full year, revenue of $1.41 billion increased 2% compared to $1.39 billion for 2013.

GAAP gross margin was 40.6% in the fourth quarter of 2014, and includes a $26.6 million charge for the impairment of manufacturing assets related to the XSense business.

Non-GAAP gross margin was 49.0% in the fourth quarter of 2014 compared to 47.0% in the immediately preceding quarter and 43.7% in the fourth quarter of 2013. For the full year 2014, non-GAAP gross margin was 46.3% compared to 42.5% for 2013. Refer to the non-GAAP reconciliation table included in this release for more details.

GAAP net loss totaled $(6.5) million or $(0.02) per diluted share for the fourth quarter of 2014, principally as a result of the impairment of manufacturing assets and a $14.8 million charge incurred for restructuring activities associated with workforce reductions. This compares to $17.3 million or $0.04 per diluted share for the third quarter of 2014, and $7.2 million or $0.02 per diluted share for the fourth quarter of 2013. For the full year 2014, GAAP net income attributable to Atmel Corporation was $32.2 million or $0.08 per diluted share compared to GAAP net loss of $(22.1) million or $(0.05) per diluted share for 2013.

Non-GAAP net income for the fourth quarter of 2014 totaled $49.2 million or $0.12 per diluted share, compared to non-GAAP net income of $49.8 million or $0.12 per diluted share in the third quarter of 2014, and $43.6 million or $0.10 per diluted share for the year-ago quarter. For the full year 2014, non-GAAP net income was $166.4 million or $0.39 per diluted share compared to $120.2 million or $0.27 for 2013. Refer to the non-GAAP reconciliation table included in this release for more details.

“We are pleased with full year 2014 financial performance as our core microcontroller business delivered solid growth, Atmel’s operating model was transformed to sustainably higher margins and we delivered a record number of new products in the high-growth IoT and security markets,” said Steve Laub, Atmel's President and Chief Executive Officer. “Today’s initiation of a dividend reflects our confidence in Atmel’s long-term business prospects.”

Cash provided by operations totaled $37.2 million for the fourth quarter of 2014, compared to $43.9 million for the third quarter of 2014 and $48.4 million for the fourth quarter of 2013. For the full year 2014, cash provided by operating activities totaled $179.8 million compared to $127.1 million for 2013. Combined cash balances (cash and cash equivalents plus short-term investments) totaled $206.9 million at the end of the fourth quarter of 2014, a decrease of $13.0 million from the immediately preceding quarter resulting principally from the repurchase of $21.9 million in common stock during the fourth quarter and a $15 million repayment of debt.

Company Highlights

•	Announced initiation of first cash dividend in Atmel’s 30-year history

•	Expanded Atmel | SMART wireless portfolio with the SAM W25 standalone low-power, secure Wi-Fi modules for IoT edge nodes

•	Announced ultra-low power Bluetooth Smart (BLE) platform delivering the industry’s lowest power consumption and smallest package

•	Expanded SmartConnect wireless portfolio with a new Wi-Fi/Bluetooth combo platform (WILC3000) for connected home and wearable applications

•	Joined Thread Group, an alliance created to develop a low-power wireless networking protocol designed for IoT applications in and around the home

•	Unveiled new Atmel® | SMART SAM L21 platform setting a new low-power standard for ARM® Cortex® -M0+ based microcontrollers for IoT, portable and battery powered applications

•
Delivered new SAM G ARM® Cortex® -M4 microcontrollers featuring high-performance, ultra-low power and the industry's smallest form factor for rapidly growing IoT and wearable markets chosen by EDN as one of the Hot 100 Products of 2014

•	Sampled industry’s highest performance ARM® Cortex®-M7-based microcontrollers for IoT, industrial, and automotive markets

•	Launched next-generation low-power 8-bit AVR microcontrollers for industrial, consumer and IoT applications

•	Expanded QTouch® SMART portfolio of capacitive touch buttons, sliders and wheels for the safety critical home appliance market

•	Extended partnership with IAR Systems® to include over 1,400 new example projects in their development tools to support Atmel | SMART microcontrollers and microprocessors

•
Launched maXTouch® U Series powering next-generation advanced displays, offering the highest hover distance in the industry and enabling the fastest touch response for users compared to any competing solution today

•	Entered strategic partnership with Fingerprint Cards AB for biometric fingerprint solutions

•	Launched new family of local interconnect networking (LIN) transceivers for in-vehicle networking

•	Achieved volume production for new family of control area network (CAN) transceivers for the automotive and industrial markets

Stock Repurchase
During the fourth quarter of 2014, Atmel repurchased 2.9 million shares of its common stock in the open market at an average price of $7.63 per share.

Non-GAAP Metrics
Non-GAAP net income excludes share-based compensation expense, acquisition-related charges (credits), restructuring charges (credits), loss from the impairment of manufacturing assets related to the XSense business, (gain) loss from manufacturing facility damage and shutdown, French building underutilization and other, (gain) loss related to foundry arrangements, recovery of receivables from foundry suppliers, settlement charges, gain on sale of assets, fair value adjustments to inventory from businesses acquired, write-down of investments in privately held companies, interest income from sale of assets, non-GAAP income tax adjustment and other non-recurring income tax items, as well as net income attributable to noncontrolling interest. A reconciliation of GAAP results to non-GAAP results is included following the financial statements below.

Conference Call
Atmel will hold a teleconference at 2 p.m. PT today to discuss the fourth quarter 2014 financial results. The conference call will be webcast live and can also be monitored by dialing 1-706-758-4519. The conference ID number is 52908067 and participants are encouraged to initiate their calls 10 minutes prior to the 2 p.m. PT start time to ensure a timely connection. The webcast and earnings release will be accessible at http://ir.atmel.com/ and will be archived for 12 months.

A replay of the February 4, 2015 conference call will be available the same day at approximately 5 p.m. PT and will be archived for 48 hours. The replay access number is 1-404-537-3406. The access code is 52908067.

About Atmel
Atmel is a worldwide leader in the design and manufacture of microcontrollers, capacitive touch solutions, advanced logic, mixed-signal, nonvolatile memory and radio frequency (RF) components. Leveraging one of the industry's broadest intellectual property (IP) technology portfolios, Atmel is able to provide the electronics industry with intelligent and connected solutions focused on the industrial, consumer, communications, computing and automotive markets.

©2015 Atmel Corporation. Atmel®, Atmel logo and combinations thereof, Enabling Unlimited Possibilities®, and others are registered trademarks or trademarks of Atmel Corporation in the U.S. and other countries. Other terms and product names may be trademarks of others.

Safe Harbor for Forward-Looking Statements

Statements in this release, including those regarding Atmel's forecasts, business outlook, expectations, new product launches, and beliefs, among others, are forward-looking statements that involve risks and uncertainties. These statements may include comments about our future operating and financial performance, including our outlook for 2015 and beyond, our expectations regarding market share and product revenue growth, and Atmel's strategies. All forward-looking statements included in this release are based upon information available to Atmel as of the date of this release, which may change. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include, without limitation, general global macroeconomic and geo-political conditions; the cyclical nature of the semiconductor industry; the inability to realize the anticipated benefits of transactions related to acquisitions, restructuring activities or other initiatives in a timely manner or at all; the impact of competitive products and pricing; disruption to our business caused by our increased dependence on outside foundries, financial instability or insolvency proceedings affecting some of those foundries, and associated litigation involving us in some cases; industry and/or company overcapacity or undercapacity, including capacity constraints of our independent assembly contractors; the success of our customers' end products and timely design acceptance by our customers; timely introduction of new products and technologies (including, for example, our new maXTouch® products) and implementation of new manufacturing technologies; our ability to ramp new products into volume production; our reliance on non-binding customer forecasts and the absence of long-term supply contracts with most of our customers; financial stability in foreign markets and the impact or volatility of foreign exchange rates; unanticipated changes in environmental, health and safety regulations; our dependence on selling through independent distributors; the complexity of our revenue recognition policies; information technology system failures; business interruptions, natural disasters or terrorist acts; unanticipated costs and expenses or the inability to identify expenses which can be eliminated; the market price or increased volatility of our common stock; disruptions in the availability of raw materials; compliance with U.S. and international laws and regulations by us and our distributors; our dependence on key personnel; our ability to protect our intellectual property rights; litigation (including intellectual property litigation in which we may be involved or in which our customers may be involved, especially in the mobile device sector), and the possible unfavorable results of legal proceedings; and other risks detailed from time to time in Atmel's SEC reports and filings, including our Form 10-K for the year ended December 31, 2013, filed on February 28, 2014. Atmel assumes no obligation and does not intend to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:
Peter Schuman
Senior Director, Investor Relations
(408) 437-2026

ATMEL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except for per share data)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Net revenue	$345,954	$374,485	$353,220	$1,413,334	$1,386,447

Operating expenses
Cost of revenue	205,395	197,642	202,292	794,704	812,822
Research and development	64,817	69,917	63,948	274,568	266,408
Selling, general and administrative	67,845	65,324	59,277	262,031	237,559
Acquisition-related charges (credits)	3,480	7,162	(165)	13,767	5,534
Restructuring charges (credits)	14,849	840	(1,519)	13,882	50,026
Recovery of receivables from foundry suppliers	(485)	—	(78)	(485)	(600)
Gain on sale of assets	(4,364)	—	—	(4,364)	(4,430)
Settlement charges	—	—	—	—	21,600
Total operating expenses	351,537	340,885	323,755	1,354,103	1,388,919
(Loss) income from operations	(5,583)	33,600	29,465	59,231	(2,472)

Interest and other income (expense), net	3,851	(4,731)	931	(2,005)	1,959
(Loss) income before income taxes	(1,732)	28,869	30,396	57,226	(513)
Provision for income taxes	(1,712)	(11,619)	(23,186)	(22,018)	(21,542)
Net (loss) income	(3,444)	17,250	7,210	35,208	(22,055)
Less: net income attributable to noncontrolling interest	(3,013)	—	—	(3,013)	—
Net (loss) income attributable to Atmel Corporation	$(6,457)	$17,250	$7,210	$32,195	$(22,055)

Basic net (loss) income per share attributable to Atmel Corporation:
Net (loss) income per share	$(0.02)	$0.04	$0.02	$0.08	$(0.05)
Weighted-average shares used in basic net (loss) income per share calculations	417,797	418,954	426,021	419,103	427,460
Diluted net (loss) income per share attributable to Atmel Corporation:
Net (loss) income per share	$(0.02)	$0.04	$0.02	$0.08	$(0.05)
Weighted-average shares used in diluted net (loss) income per share calculations	417,797	420,964	428,008	420,910	427,460

ATMEL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	December 31, 2014	December 31, 2013
Current assets
Cash and cash equivalents	$206,937	$276,881
Short-term investments	—	2,181
Accounts receivable, net	222,021	206,757
Inventories	278,242	274,967
Prepaids and other current assets	88,422	92,234
Total current assets	795,622	853,020
Fixed assets, net	158,281	184,983
Goodwill	191,088	108,240
Intangible assets, net	50,286	28,116
Other assets	166,164	178,167
Total assets	$1,361,441	$1,352,526

Current liabilities
Trade accounts payable	$97,467	$95,872
Accrued and other liabilities	147,109	155,406
Deferred income on shipments to distributors	49,059	42,594
Total current liabilities	293,635	293,872
Other long-term liabilities	198,670	120,727
Total liabilities	492,305	414,599
Stockholders' equity	869,136	937,927
Total liabilities and stockholders' equity	$1,361,441	$1,352,526

ATMEL CORPORATION
RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES
(in thousands, except for per share data)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
GAAP gross margin	$140,559	$176,843	$150,928	$618,630	$573,625
(Gain) loss from manufacturing facility damage and shutdown	—	(3,571)	2,205	3,485	2,205
(Gain) loss related to foundry arrangements	—	(454)	—	(2,583)	7,424
Impairment of XSense assets	26,624	—	—	26,624	—
Fair value adjustments to inventory from businesses acquired	774	1,548	—	2,322	—
Share-based compensation expense	1,463	1,605	1,301	6,355	5,889
Non-GAAP gross margin	$169,420	$175,971	$154,434	$654,833	$589,143

GAAP research and development expense	$64,817	$69,917	$63,948	$274,568	$266,408
Share-based compensation expense	(3,825)	(4,632)	(4,126)	(17,569)	(14,851)
French building underutilization and other	317	(608)	(766)	(1,903)	(766)
Non-GAAP research and development expense	$61,309	$64,677	$59,056	$255,096	$250,791

GAAP selling, general and administrative expense	$67,845	$65,324	$59,277	$262,031	$237,559
Share-based compensation expense	(8,578)	(8,680)	(7,361)	(35,755)	(22,383)
French building underutilization and other	9	(214)	(179)	(1,055)	(179)
Non-GAAP selling, general and administrative expense	$59,276	$56,430	$51,737	$225,221	$214,997

GAAP (loss) income from operations	$(5,583)	$33,600	$29,465	$59,231	$(2,472)
Share-based compensation expense	13,866	14,917	12,788	59,679	43,124
(Gain) loss from manufacturing facility damage and shutdown	—	(3,571)	2,205	3,485	2,205
Acquisition-related charges (credits)	3,480	7,162	(165)	13,767	5,534
French building underutilization and other	(326)	822	945	2,957	945
Restructuring charges (credits)	14,849	840	(1,519)	13,882	50,026
(Gain) loss related to foundry arrangements	—	(454)	—	(2,583)	7,424
Fair value adjustments to inventory from businesses required	774	1,548	—	2,322	—
Recovery of receivables from foundry suppliers	(485)	—	(78)	(485)	(600)
Gain on sale of assets	(4,364)	—	—	(4,364)	(4,430)
Settlement charges	—	—	—	—	21,600
Impairment of XSense assets	26,624	—	—	26,624	—
Non-GAAP income from operations	$48,835	$54,864	$43,641	$174,515	$123,356

GAAP provision for income taxes	$(1,712)	$(11,619)	$(23,186)	$(22,018)	$(21,542)
Adjustments for cash tax and other tax settlements	517	(9,522)	(22,257)	(15,444)	(16,428)
Non-GAAP provision for income taxes	$(2,229)	$(2,097)	$(929)	$(6,574)	$(5,114)

GAAP net (loss) income attributable to Atmel Corporation	$(6,457)	$17,250	$7,210	$32,195	$(22,055)
Share-based compensation expense	13,866	14,917	12,788	59,679	43,124
(Gain) loss from manufacturing facility damage and shutdown	—	(3,571)	2,205	3,485	2,205
Acquisition-related charges (credits)	3,480	7,162	(165)	13,767	5,534
French building underutilization and other	(326)	822	945	2,957	945
Restructuring charges (credits)	14,849	840	(1,519)	13,882	50,026
(Gain) loss related to foundry arrangements	—	(454)	—	(2,583)	7,424
Fair value adjustments to inventory from businesses acquired	774	1,548	—	2,322	—
Recovery of receivables from foundry suppliers	(485)	—	(78)	(485)	(600)
Gain on sale of assets	(4,364)	—	—	(4,364)	(4,430)
Settlement charges	—	—	—	—	21,600
Impairment of XSense assets	26,624	—	—	26,624	—
Interest income from sale of assets	(1,295)	—	—	(1,295)	—
Write-down of investments in privately-held companies	—	1,805	—	1,805	—
Tax adjustments	(517)	9,522	22,257	15,444	16,428
Net income attributable to noncontrolling interest	3,013	—	—	3,013	—
Consolidated non-GAAP net income	$49,162	$49,841	$43,643	$166,446	$120,201

GAAP net (loss) income per share - diluted attributable to Atmel Corporation	$(0.02)	$0.04	$0.02	$0.08	$(0.05)
Share-based compensation expense	0.03	0.04	0.02	0.14	0.10
(Gain) loss from manufacturing facility damage and shutdown	—	(0.01)	0.01	0.01	—
Acquisition-related charges (credits)	0.01	0.02	—	0.03	0.01
French building underutilization and other	—	—	—	0.01	—
Restructuring charges (credits)	0.03	—	—	0.03	0.11
(Gain) loss related to foundry arrangements	—	—	—	(0.01)	0.02
Fair value adjustments to inventory from business acquired	—	—	—	—	—
Recovery of receivables from foundry suppliers	—	—	—	—	—
Gain on sale of assets	(0.01)	—	—	(0.01)	(0.01)
Settlement charges	—	—	—	—	0.05
Impairment of XSense assets	0.07	—	—	0.07	—
Interest income from sale of assets	—	—	—	—	—
Write-down of investments in privately-held companies	—	0.01	—	—	—
Tax adjustments	—	0.02	0.05	0.04	0.04
Net income per share attributable to noncontrolling interest	0.01	—	—	0.01	—
Consolidated non-GAAP net income per share - diluted	$0.12	$0.12	$0.10	$0.39	$0.27

GAAP diluted shares	417,797	420,964	428,008	420,910	427,460
Adjusted dilutive stock awards - non-GAAP	9,482	7,297	9,503	5,788	11,841
Non-GAAP diluted shares	427,279	435,777	437,511	426,698	439,301

Notes to Non-GAAP Financial Measures

To supplement its consolidated financial results presented in accordance with GAAP, Atmel uses non-GAAP financial measures, including non-GAAP net income and non-GAAP net income per diluted share, which are adjusted from the most directly comparable GAAP financial measures to exclude certain items, as shown above and described below. Management believes that these non-GAAP financial measures reflect an additional and useful way of viewing aspects of Atmel's operations that, when viewed in conjunction with Atmel's GAAP results, provide a more comprehensive understanding of the various factors and trends affecting Atmel's business and operations.

Atmel uses each of these non-GAAP financial measures for internal purposes and believes that these non-GAAP measures provide meaningful supplemental information regarding operational and financial performance. Management uses these non-GAAP measures for strategic and business decision making, internal budgeting, forecasting and resource allocation processes. Atmel may, in the future, determine to present non-GAAP financial measures other than those presented in this release, which it believes may be useful to investors. Any such determinations will be made with the intention of providing the most useful information to investors and will reflect information used by the company's management in assessing its business, which may change from time to time.

Atmel believes that providing these non-GAAP financial measures, in addition to the GAAP financial results, is useful to investors because the non-GAAP financial measures allow investors to see Atmel's results “through the eyes” of management as these non-GAAP financial measures reflect Atmel's internal measurement processes. Management believes that these non-GAAP financial measures enable investors to better assess changes in each key element of Atmel's operating results across different reporting periods on a consistent basis. Thus, management believes that each of these non-GAAP financial measures provides investors with another method for assessing Atmel's operating results in a manner that is focused on the performance of its ongoing operations. In addition, these non-GAAP financial measures may facilitate comparisons to Atmel's historical operating results and to competitors' operating results.

There are limitations in using non-GAAP financial measures because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. In addition, non-GAAP financial measures may be limited in value because they exclude certain items that may have a material impact upon Atmel's reported financial results. Management compensates for these limitations by providing investors with reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for or superior to the most directly comparable GAAP financial measures. The non-GAAP financial measures supplement, and should be viewed in conjunction with, GAAP financial measures. Investors should review the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided above.

As presented in the “Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures” tables above, each of the non-GAAP financial measures excludes one or more of the following items:

•	Share-based compensation expense.

Share-based compensation expense relates primarily to equity awards such as stock options and restricted stock units. This includes share-based compensation expense related to performance-based restricted stock units for which Atmel recognizes share-based compensation expense to the extent management believes it is probable that Atmel will achieve the performance criteria which occurs before these awards actually vest. If the performance goals are unlikely to be met, no compensation expense is recognized and any previously recognized compensation expense is reversed. Share-based compensation is a non-cash expense that varies in amount from period to period and is dependent on market forces that are often beyond Atmel's control. As a result, management excludes this item from Atmel's internal operating forecasts and models. Management believes that non-GAAP measures adjusted for share-based compensation provide investors with a basis to measure Atmel's core performance against the performance of other companies without the variability created by share-based compensation as a result of the variety of equity awards used by other companies and the varying methodologies and assumptions used.

•	Acquisition-related charges (credits).

Acquisition-related charges (credits) include: (1) amortization of purchased intangibles, which include acquired intangibles such as customer relationships, backlog, core developed technology, trade names and non-compete agreements, (2) contingent compensation expense, which includes compensation resulting from the employment retention of certain key employees established in accordance with the terms of the acquisitions, (3) adjustments to previously recognized earn-out liability on contingent compensation expense related to acquisitions, and (4) direct costs related to acquisitions such as banker, legal and accounting fees. In most cases, these acquisition-related charges are not factored into management's evaluation of potential acquisitions or Atmel's performance after completion of acquisitions, because they are not related to Atmel's core operating performance. In addition, the frequency and amount of such charges can vary significantly based on the size and timing of acquisitions and the maturities of the businesses being acquired. Excluding acquisition-related charges (credits) from non-GAAP measures provides investors with a basis to compare Atmel against the performance of other companies without the variability caused by purchase accounting.

•	Restructuring charges (credits)

Restructuring charges (credits) primarily relate to expenses necessary to make infrastructure-related changes to Atmel's operating costs. Restructuring charges (credits) are excluded from non-GAAP financial measures because they are not considered core operating activities. Although Atmel has engaged in various restructuring activities in recent years, each has been a discrete event based on a unique set of business objectives. Atmel believes that it is appropriate to exclude restructuring charges (credits) from Atmel's non-GAAP financial measures as it enhances the ability of investors to compare Atmel's period-over-period operating results from continuing operations.

•	Impairment of XSense manufacturing assets.

Impairment of XSense manufacturing assets reflects a $26.6 million charge for the write-down of assets used in the manufacture of XSense touch sensors. The company has determined to discontinue its investment in the XSense business and to exit the business.

•	(Gain) loss from manufacturing facility damage and shutdown.

Atmel experienced an unplanned shutdown of its semiconductor manufacturing operations in Colorado Springs, Colorado in the fourth quarter of 2013 due to damage to the facility’s nitrogen plant. All repairs were completed in the first quarter of 2014 and the facility has resumed normal operations. During the third quarter 2014 we received an insurance payment of $3.6 million related to our facility damage claim. Atmel believes that the gain and loss from the manufacturing facility damage and shutdown is an individually discrete event that is not generally reflective of ongoing operating performance and should be excluded from period-over-period comparisons.

•	(Gain) loss related to foundry arrangements.

(Gain) loss related to foundry arrangements relates to the reduction of estimated (gain) loss previously recorded with respect to European foundry “take or pay” arrangements for wafers that were delivered during the term of the arrangement.   Atmel believes that it is appropriate to exclude (gain) loss related to foundry arrangements from Atmel's non-GAAP financial measures, as it enhances the ability of investors to compare Atmel's period-over-period operating results from continuing operations.

•	French building underutilization and other.

French building underutilization and other relates to charges incurred as a result of the insolvency of our tenant in France in the first quarter of 2014, and prior year real estate taxes relating to an audit assessment of the same facilities in France. Atmel believes that it is appropriate to exclude these charges as they are individually discrete events and generally not reflective of the ongoing operating performance and should be excluded from period-over-period comparisons.

•	Recovery of receivables from foundry suppliers.

Recovery of receivables from foundry suppliers relates to the company's assessment of the probability of collecting on receivables from European foundry suppliers for certain services provided by Atmel to those foundries.  Atmel believes that it is appropriate to exclude recovery of receivables from foundry suppliers from Atmel's non-GAAP financial measures as it enhances the ability of investors to compare Atmel's period-over-period operating results from continuing operations.

•	Gain on sale of assets.

Atmel recognizes gains resulting from the sale of certain non-strategic assets that no longer align with Atmel's long-term operating plan. Atmel excludes these items from its non-GAAP financial measures primarily because these gains are individually discrete events and generally not reflective of the ongoing operating performance of Atmel's business and can distort period-over-period comparisons.

•	Settlement charges.

Settlement charges related to legal settlements undertaken in connection with actual or anticipated litigation, or activities undertaken in preparation for, or anticipation of, possible litigation related to intellectual property, customer claims or other matters affecting the business that are generally not reflective of ongoing company performance or ordinary course of litigation expenses.

•	Write-down of investments in privately-held companies.

Write-down of investments in privately-held companies relates to Atmel’s proportional share of income or losses from investments accounted for under the equity method which is recorded in interest and other (expense) income, net.  Atmel excludes this item from its non-GAAP financial measures primarily because this is generally not reflective of ongoing operating performance of Atmel’s business and can distort period-over-period comparisons.

•	Fair value adjustments to inventory from businesses acquired.

In connection with the acquisition of businesses, Atmel recognizes the assets acquired and liabilities assumed based on their estimated fair value at the date of acquisition.  In connection with the Newport Media, Inc. acquisition in the third quarter of 2014, Atmel recorded a fair value increase to inventory which is amortized over the expected inventory turns and recognized in cost of revenue.  Excluding the fair value adjustments from businesses acquired from non-GAAP measures provides investors with a basis to compare Atmel against the performance of other companies without the variability caused by purchase accounting.

•	Interest income from sale of assets.

Atmel recognized interest income from the sale proceeds of certain non-strategic assets that were not aligned with Atmel's long-term operating plan. Atmel excludes these items from its non-GAAP financial measures primarily because these gains are individually discrete events and generally not reflective of the ongoing operating performance of Atmel's business and can distort period-over-period comparisons.

•	Non-GAAP tax adjustments.

In conjunction with the implementation of Atmel's global structure changes which took effect January 1, 2011, the company changed its methodology for reporting non-GAAP taxes. Beginning in the first quarter of 2011, Atmel's non-GAAP tax amounts approximate operating cash tax expense, similar to the liability reported on Atmel's tax returns for the current period/year. This approach is designed to enhance the ability of investors to understand the company's tax expense on its current operations, provide improved modeling accuracy, and substantially reduce fluctuations caused by GAAP adjustments which may not reflect actual cash tax expense.

Atmel forecasts its annual cash tax liability and allocates the tax to each quarter in proportion to earnings for that period.

•	Net income attributable to noncontrolling interest.

Net income attributable to noncontrolling interest relates the share of profit and loss allocated to a noncontrolling interest in one of Atmel’s subsidiaries.  Atmel excludes these items from its non-GAAP financial measures primarily because these gains are individually discrete events and generally not reflective of the ongoing operating performance of Atmel's business and can distort period-over-period comparisons.